                                                                    Exhibit 11.5

                  U.S. ENERGY SYSTEMS, INC. AND SUBSIDIARIES
            SUPPLEMENTAL HISTORICAL EARNINGS PER SHARE CALCULATION
                      JANUARY 31, 1996 AND JULY 31, 1996

                                                                          January 31, 1996                 July 31, 1996
                                                                    ----------------------------    ----------------------------
Loss applicable to common stock - historical.............                           $(1,412,000)                    $  (857,000)

Addback interest:
   Notes payable.........................................           $  110,000                      $   55,000
   Loans payable.........................................               71,000                          86,000
                                                                    -----------                     -----------
                                                                                        181,000                         141,000
Addback debt discount:
   Notes payable.........................................               20,000                          10,000
   Loans payable.........................................               18,000                           9,000
   Deferred financing on bridge..........................               34,000                          31,000
                                                                    -----------                     -----------
                                                                                         72,000                          50,000
                                                                                    ------------                     -----------

Loss applicable to common stock - supplement.............                           $(1,159,000)                     $ (666,000)
                                                                                    ============                     ===========

Net loss before extraordinary gain - supplemental........                           $(1,242,000)
                                                                                    ============

Outstanding common shares - historical...................                               438,773                         439,650

Shares for which proceeds are to be used to retire debt:
    Notes payable........................................            1,000,000                       1,000,000
    Loans payable........................................              785,000                         960,000
                                                                    -----------                     -----------
                                                                     1,785,000                       1,960,000

Net proceeds per common share............................              $3.36                           $3.36
                                                                       -----                           -----

                                                                                        531,250                         583,333
                                                                                     -----------                     -----------

OUTSTANDING SHARES - SUPPLEMENTAL........................                            $  970,023                      $1,022,983
                                                                                     ===========                     ===========

LOSS PER SHARE - SUPPLEMENTAL............................                             $(1.28)                         $(0.65)
                                                                                      =======                         =======
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